STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and the official seal of the Department of State, at the City of Albany, on March 13, 2008.

Paul LaPointe
Special Deputy Secretary of State

Rev. 06/07

Certificate of Merger of Alentus Corporation, a New York corporation into Alentus Corporation, a Nevada corporation, under section 907 of the Business Corporation Law

Pursuant to section 907 of the New York Business Corporation Law, the Board of Directors and a majority of the shareholders of Alentus Corporation, a New York corporation ("Alentus NY"), originally formed as Alpha 1 Products Inc., and the Board of Directors and a majority of the shareholders of Alentus Corporation, a Nevada corporation, ("Alentus NV") have approved the Certificate of Merger. This merger is permitted by, and in compliance with, the laws of the state of Nevada.

Alentus NV was formed on December 7, 2007 in the state of Nevada under the name Alentus Corporation with common stock authorized and no shares outstanding. Each share is entitled to 1 vote. Alentus NY was formed on May 12, 2005 in the state of New York under the name Alpha 1 Products, Inc. with common stock authorized and 12,281,730 shares outstanding and subsequently changed its name to Alentus Corporation. Each share is entitled to 1 vote.

The effective date of this merger is the date of the filing of the Certificate of Merger by the department of state.

The date of incorporation of Alentus NV was December 7, 2007, no application has been filed to do business in the state of New York, and Alentus NV shall not do business in New York until an application for such authority has been filed.

It is agreed that Alentus NV may be served with process in the state of New York for any action or special proceeding for the enforcement of any liability or obligation of any domestic corporation or of any foreign corporation, previously amenable to suit in that state, which is a constituent corporation in such merger or consolidation, and for the enforcement, as provided in this chapter, of the right of shareholders of any constituent domestic corporation to receive payment for their shares against the surviving or consolidated corporation.

It is agreed that, subject to the provisions of section 623 (Procedure to enforce shareholder's right to receive payment for shares), the surviving or consolidated foreign corporation will promptly pay to the shareholders of each constituent domestic corporation the amount, if any, to which they shall be entitled under the provisions of this chapter relating to the right of shareholders to receive payment for their shares.

It is agreed the secretary of state of New York is designated as Alentus NV's agent upon whom process against it may be served in the manner set forth in paragraph (b) of section 306 (Service of process), in any action or special proceeding, and the secretary of state, if served with process, should mail to Alentus Corporation, a Nevada corporation, at: 28202 Cabot Road, Suite 205, Laguna Niguel, CA 92667. Such post office address shall supersede any prior address designated as the address to which process shall be mailed.

It is agreed and hereby certified that all fees and taxes (including penalties and interest) administered by the department of taxation and finance which are due and payable by each constituent domestic corporation have been paid and that a cessation franchise tax report (estimated or final) through the anticipated date of the merger or consolidation (which return, if estimated, shall be subject to amendment) has been filed by each constituent domestic corporation. It is also agreed that the surviving or consolidated foreign corporation will within thirty days after the filing of the certificate of merger or consolidation file the cessation franchise tax report, if an estimated report was previously filed, and promptly pay to the department of taxation and finance all fees and taxes (including penalties and interest), if any, due to the department of taxation and finance by each constituent domestic corporation.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Certificate of Merger effective as of the date below.

Dated: March 4, 2008

Alentus Corporation, a New York corporation

William King, President

Alentus Corporation, a Nevada corporation

William King, President

080312000070

CERTIFICATE OF MERGER

OF

ALENTUS CORPORATION, A NEW YORK CORPORATION, ORIGINALLY FORMED AS ALPHA 1 PRODUCTS, INC.

INTO

ALENTUS CORPORATION, A NEVADA CORPORATION

(Under Section 907 of the Business Corporation Law)

ICC
STATE OF NEW YORK
DEPARTMENT OF STATE

MAR 12 2008

FILED
TAX $__________
BY: MMR

FILED BY:

VINCENT & REES, L.C.
c/o CHASE CHANDLER
175 EAST 400 SOUTH, SUITE 610
SALT LAKE CITY, UTAH 84111

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